EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 33-58747, 33-58743, 333-121710 and 333-121711) on Form S-8 of AEP Industries Inc. of our report dated January 9, 2009, with respect to the combined balance sheet of Atlantis Plastics Films as of December 31, 2007, and the related combined statement of operations, owner’s net investment (deficit) and cash flows for the year ended December 31, 2007, included in this Current Report on Form 8-K/A dated January 13, 2009.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia
January 9, 2009